Form of Employment Continuation Agreement

[AMENDED AND RESTATED]
EMPLOYMENT CONTINUATION AGREEMENT

THIS AGREEMENT between New Jersey Resources Corporation, a New Jersey corporation (the "Company"), and _________ (the "Executive"), dated as of this __ day of _________, 20__.

W I T N E S S E T H:

WHEREAS, the Company [has employed] [employs]1 the Executive in an officer position with the Company or affiliate thereof and has determined that the Executive holds an important position with same;

WHEREAS, the Company believes that continuity of management will be essential to its ability to evaluate and respond to a situation that could result in a change in ownership or control of the Company in a manner that serves the best interests of shareholders;

WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to his financial and job security;

WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

WHEREAS, to achieve these objectives, the Company and the Executive [previously entered into a prior agreement providing] [now desire to enter into this Agreement to provide] the Company and the Executive with certain rights and obligations upon the occurrence of a Change in Control or Potential Change in Control (each as defined in such prior agreement); and

[WHEREAS, the Company and the Executive now desire to amend and restate the prior agreement as set forth herein, and the Company and the Executive agree that this amendment and restatement is (i) effective as of the date set forth above and (ii) not subject to the notice requirement or prohibition against termination set forth in Section 1(a) below.]

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[1]	[has employed for employees amending and restating] [employs for new agreements]

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

1. Operation of Agreement.

(a) Effective Date. The effective date for purposes of this Agreement shall be the date on which a Change in Control occurs (the "Effective Date"), provided that, except as provided in Section 1(b), if the Executive is not employed by the Company on the Effective Date, this Agreement shall be void and without effect. This Agreement may be terminated with at least one year’s prior written notice on December 31, 20__2 or any December 31st thereafter by either the Company or Executive, provided that no such termination of the Agreement shall occur within 24 months following a Potential Change in Control or within 24 months following a Change in Control or at any time following a termination of employment that triggers compensation hereunder. Notwithstanding the foregoing, the Agreement can be amended or modified by written agreement of the parties as set forth in Section 13(c) below.

(b) Termination of Employment Following a Potential Change in Control. Notwithstanding Section 1(a), if, after the occurrence of a Potential Change in Control and prior to the occurrence of a Change in Control, (i) the Executive's employment is terminated by the Company Without Cause (as defined in Section 6(c)) or Executive terminates employment for Good Reason (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason, and treating the Effective Date as having been the date of the Potential Change in Control) and (ii) a Change in Control occurs within one year of such termination, the Executive shall be deemed, solely for purposes of determining his rights under this Agreement, to have remained employed until the date such Change in Control occurs and to have been terminated by the Company Without Cause or to have terminated with Good Reason (as the case may be) immediately after the Change in Control occurs.

(c) Obligation of Subsidiary of the Company Directly Employing Executive. If at the Effective Date Executive is an employee of a subsidiary of the Company rather than the Company, the Company will cause such subsidiary to become a party to this Agreement promptly at the Effective Date. In such case, the right to employ Executive and the obligations to pay compensation to Executive shall be primarily those of such subsidiary, with the Company guaranteeing all such obligations, provided that any compensation provided under plans and programs of the Company (including equity-based compensation) will continue to be a primary obligation of the Company, subject to the terms of this Agreement. Unless the context shall otherwise require, references to the Company herein shall be understood to refer to such subsidiary to the extent necessary to give effect to this provision, provided that references to the Company in Section 2 in all cases shall be understood to mean New Jersey Resources Corporation.

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[2]	This date will be December 31st of the year following the year in which the agreement is executed.

2. Definitions.

(a) Change in Control. For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if on or after the date hereof:

(i) any Person (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) Voting Securities (as defined below) of the Company and, immediately thereafter, is the "beneficial owner" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Voting Securities of the Company representing fifty percent (50%) or more of the combined Voting Power (as defined below) of the Company's securities;

(ii) within any 12-month period, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 2(a)(ii); or

(iii) the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company, or a complete liquidation of the Company (a "Corporate Event"), except that a Corporate Event shall not trigger a Change in Control under this clause (iii) if the shareholders of the Company immediately prior to such Corporate Event shall hold, directly or indirectly immediately following such Corporate Event a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation.

(b) Potential Change in Control. For the purposes of this Agreement, a "Potential Change in Control" shall be deemed to have occurred if:

(i) a Person commences a bona fide tender offer for securities representing at least 20% of the Voting Power of the Company's securities;

(ii) the Company enters into an agreement the consummation of which would constitute a Change in Control;

(iii) proxies for the election of directors of the Company are solicited by anyone other than the Company in a bona fide effort to change or influence the control of the Company through the election of one or more persons who would not be Incumbent Directors; or

(iv) any other event occurs which is deemed to be a Potential Change in Control by the Board.

(c) Person Defined. For purposes of this Section 2, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company or any subsidiary of the Company or (ii) any employee benefit plan sponsored by the Company or any subsidiary of the Company.

(d) Voting Power Defined. A specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote); and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).

(e) Section 409A. The above definition of a Change in Control shall be interpreted and applied in a manner that complies with the change in control or ownership trigger event rules under Code Section 409A.

3. Employment Period. Subject to Section 6 of this Agreement, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the second anniversary of the Effective Date. The foregoing notwithstanding, it shall not constitute a breach of this Section 3 for the employment of the Executive to terminate in accordance with Section 6 prior to the end of the Employment Period. In the event of a termination of employment under Section 6, the Employment Period shall end.

4. Position and Duties.

(a) No Reduction in Position. During the Employment Period, the Executive's position (including titles), authority and responsibilities shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date. It is understood that, for purposes of this Agreement, such position, authority and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company as contemplated by Section 12(b) of this Agreement except that, if Executive has a position (including titles), authority, and responsibilities that relate to the Company’s status as a publicly held company immediately before the Effective Date, the Executive’s position, authority, and responsibilities shall be deemed commensurate only if they continue to relate to the ultimate parent corporation (whether or not that company is a publicly held company).

(b) Business Time. From and after the Effective Date, the Executive agrees to devote substantially all of his attention during normal business hours to the business and affairs of the Company, to the extent necessary to discharge his responsibilities hereunder, except for (i) time spent in managing his personal, financial and legal affairs, serving on corporate, civic or charitable boards or committees or working for any charitable or civic organization, in each case only if and to the extent not materially interfering with the performance of the Executive’s responsibilities hereunder, and (ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services to the Company.

5. Compensation.

(a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the Effective Date. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or by any individual having authority to take such action in accordance with the Company's regular practices. The Executive's base salary, as it may be increased from time to time, shall hereinafter be referred to as "Base Salary". Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

(b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, the Executive shall be afforded the opportunity to receive an annual bonus on terms and conditions no less favorable to the Executive (taking into account reasonable changes in the Company's goals and objectives) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the Effective Date (the "Annual Bonus Opportunity"). Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount (or prorated portion) is earned or awarded, but not later than 2 ½ months after the close of the later of the calendar year during which the bonus is earned or the Company’s taxable year during which the bonus is earned, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

(c) Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs (each, an "LTICP") for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

(d) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, severance, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

(e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect immediately prior to the Effective Date. Notwithstanding the foregoing, the Company may apply the policies and procedures in effect after the Effective Date to the Executive, if such policies and procedures are more favorable to the Executive than those in effect immediately prior to the Effective Date. Subject to the above referenced procedures, reimbursements shall be made no later than two months following the calendar year during which the reimbursements are incurred.

(f) Vacation, Perquisites and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation, perquisites and fringe benefits at a level that is commensurate with the paid vacation, perquisites and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated officers at any time thereafter.

(g) Indemnification. The Company agrees that if at any time (including after the Employment Period) the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by agreement, or by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of New Jersey, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.

(h) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with that provided to the Executive immediately prior to the Effective Date.

6. Termination.

(a) Death, Disability or Retirement. Subject to the provisions of Section 1 hereof, Executive’s employment under this Agreement shall terminate automatically upon the Executive's death, termination due to "Disability" (as defined below) or voluntary retirement under any of the Company's retirement plans as in effect from time to time. For purposes of this Agreement, Disability shall mean the Executive has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least six consecutive months. The Company and the Executive shall agree on the identity of a physician to resolve any question as to the Executive's disability. If the Company and the Executive cannot agree on the physician to make such determination, then the Company and the Executive shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. The Executive or his legal representative or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to the Executive's disability as he, she or they deem appropriate, including the opinion of the Executive's personal physician.

(b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, following a Change in Control the Executive may, upon not less than 30 days' written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company's retirement plans as in effect from time to time) (any such termination will be referred to as a “Voluntary Termination” under this Agreement), provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a Voluntary Termination under this Section 6(b).

(c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction of a felony or the entering by the Executive of a plea of nolo contendere to a felony charge, (ii) the Executive's gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a significant adverse effect on the business of the Company and its subsidiaries, unless the Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company, or (iii) repeated material violations by the Executive of his obligations under Section 4 of this Agreement which have continued after written notice thereof from the Company, which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Company's business or reputation.

(d) Good Reason. Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change in Control:

(i) (A) the assignment to the Executive of any duties inconsistent with the Executive's position, authority or responsibilities as contemplated by Section 4 of this Agreement, or (B) any other material adverse change in such position, including titles, authority or responsibilities;

(ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement;

(iii) the Company's requiring the Executive to be based at any office or location more than 50 miles from that location at which he performed his services specified under the provisions of Section 4 immediately prior to the Change in Control, except for travel reasonably required in the performance of the Executive's responsibilities;

(iv) any other material breach of this Agreement by the Company; or

(v) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 12(b);

provided, however, that Good Reason shall not arise under clauses (i), (ii) or (iv) above until the Executive has given the Company written notice of the circumstances that would constitute Good Reason thereunder and the Company has not eliminated or corrected such circumstances within 30 business days after receipt of such notice.

In no event shall the mere occurrence of a Change in Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

(e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(e). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 30 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 60 days of the Executive's having actual knowledge of the events constituting Good Reason giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of the Executive's employment (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

(f) Date of Termination. For the purpose of this Agreement and subject to Section 7(f), the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

7. Obligations of the Company upon Termination.

(a) Death or Disability. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, the Employment Period shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination (and obligations under Section 5(g)), and the Company shall pay to the Executive (or his beneficiary or estate) (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or vested benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"), and (iii) any other benefits payable due to the Executive's death or Disability under the Company's plans, policies or programs (the "Additional Benefits").

Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement, subject to Section 7(f).

(b) Cause and Voluntary Termination. If the Executive's employment shall be terminated for Cause or by a Voluntarily Termination by the Executive in accordance with Section 6(b) of this Agreement, the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement, subject to Section 7(f).

(c) Termination by the Company other than for Cause and Termination by the Executive for Good Reason.

(i) Lump Sum Payments. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause (and not due to a Disability) or the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the following amounts:

(A)	the Executive's Earned Salary;

(B)

a cash amount (the "Severance Amount") equal to _____[3] times the sum of (x) the Executive's annual Base Salary and (y) the amount equal to the average of the portion of the annual bonus actually paid or payable, in cash, to the Executive with respect to each of the last three calendar years ended prior to the Change in Control (or, if at the Date of Termination, the Executive has been employed for less than three full calendar years, for the number of full calendar years during which the Executive was employed); for purposes of this Section 7(c)(i)(B), the portion of any annual bonus that was available to be paid in cash to the Executive but declined or reallocated by the Executive shall still be deemed to be a bonus paid or payable to the Executive for purposes of this provision; and

(C)	the Accrued Obligations.

The Earned Salary and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination, subject to Section 7(f) (which may require a delay in the payment of such amounts until six months after termination). Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement, subject to Section 7(f).

(ii) Pro Rata Annual Incentive. In lieu of any annual bonus under Section 5(b) for the year in which the Executive’s employment terminated, an amount equal to the Executive’s target annual bonus under Section 5(b) (limited to the portion of such target annual bonus scheduled to be paid in cash) for the year of termination, multiplied by a fraction the numerator of which is the number of days the Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination, payable in a single lump sum as soon as practicable, but in no event more than 30 days following the Date of Termination, subject to Section 7(f). In addition, for any fiscal year that has been completed at the time of the Executive’s termination, the Company shall pay to the Executive the annual bonus (limited to the portion of such annual bonus scheduled to be paid in cash) under Section 5(b) to the extent earned based on performance in the completed year, without any exercise of negative discretion except as such exercise of negative discretion may be consistent with the exercise of negative discretion for executive officers of the Company whose employment is not then contemplated to terminate payable in a single lump sum as soon as practicable, but in no event more than 30 days following the Date of Termination, subject to Section 7(f);

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[3]	The multiplier rangers from ONE to THREE (Chief Executive Officer) depending upon executive position.

(iii) Continuation of Benefits. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause (and not due to a Disability) or the Executive terminates his employment for Good Reason, the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (1) the _____4 anniversary of the Date of Termination (the "End Date") and (2) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's employee and executive welfare and fringe benefit plans that the Executive was participating in immediately prior to his Date of Termination (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets, subject to Section 7(f). The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date, subject to Section 7(f). The benefits provided in this subsection (iii) during any calendar year shall not affect the benefits to be provided to the Executive or his dependents in any other calendar year except for medical reimbursement arrangements as allowed under Code Section 409A. Any reimbursements shall be made no later than two months following the calendar year during which the reimbursements are incurred.

(iv) Outplacement. Subject to Section 7(f), the Company shall provide reimbursement for reasonable outplacement and job search expenses incurred by the Executive, from the date of termination through the End Date or until other employment is secured, whichever comes first, not to exceed [$25,000], prorated between calendar years on a time weighted basis and provided or reimbursable based on when the expense is incurred. The amount reimbursed during any calendar year shall not affect the amounts to be reimbursed to the Executive in any other calendar year. Any reimbursements shall be made no later than two months following the calendar year during which the reimbursements are incurred.

(v) Vesting and Exercisability of Stock Options. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause (and not due to a Disability) or the Executive terminates his employment for Good Reason, all outstanding options held by the Executive to purchase shares of Common Stock of the Company and granted prior to the effective date of this Agreement ("Options") shall become fully vested on the date of such termination of employment and the Executive shall have the right to exercise the Options, whether or not such Options would otherwise be exercisable, for a period of ninety days (provided that if this represents an extension of the applicable period for any outstanding Option, it shall be limited to the maximum period permitted under Code Section 409A (or, if less, until the end of the stated term of the Options determined without regard to the termination of employment) (or such longer period as may be provided under the plan or agreement governing the Option). Vesting of options granted on or after the effective date of this Agreement shall be governed by the terms of the relevant plan and any award agreement relating to such Options.

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[4]	Third anniversary in the case of chief executive officer, second anniversary in the case of executives receiving 2X severance, and first anniversary in the case of executives receiving 1X severance.

(vi) Vesting of Performance Share Awards and Other Equity Awards. Vesting and payout of Performance Units or any other equity award shall be governed by the terms of the relevant plan and any award agreement relating to such Performance Shares or other equity award.

(d) Discharge of the Company's Obligations. Except as expressly provided in the last sentence of this Section 7(d), the amounts payable to the Executive pursuant to this Section 7 (whether or not reduced pursuant to Section 7(e)) following termination of his employment (other than the Earned Salary and Accrued Obligations) shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries. The Executive shall be required to execute a release to such effect (in the Company’s standard form of release) and permit any applicable revocation period to expire, without having revoked same, within the thirty (30) days following the termination of the Executive’s employment, as a condition of receipt of payments and benefits hereunder, and, if the thirty (30)-day period for executing such release and permitting the revocation period to expire (without having revoked same) spans more than one calendar year, no payments may be made or benefits provided until the subsequent calendar year. Nothing in this Section 7(d) shall be construed to release the Company from its commitment to indemnify the Executive and hold the Executive harmless as provided in Section 5(g) hereof, which provision shall survive any purported termination of this Agreement.

(e) Reduction of Covered Payments.

(i) Application of Section 7(e). In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, then the Covered Payments shall be reduced (but not below zero) so that the Present Value of the aggregate of all Covered Payments does not exceed the Reduced Amount; provided, however, that if the Net After-tax Benefit to the Executive of receiving all of the Covered Payments (without reduction) exceeds the Net-After-tax Benefit to the Executive of having such Covered Payments so reduced by more than the lesser of $50,000 or 10% of the Executive’s Net After-tax Benefit (after such reduction), no such reduction shall be effected. In the event a reduction is required pursuant hereto, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly welfare and fringe benefits on a pro rata basis.

For purposes of this Section 7(e), the following terms have the following meanings:

(A)

"Net After-tax Benefit" shall mean the Present Value of any amount or benefit paid or distributed to the Executive, net of all federal, state and local income, employment and excise taxes imposed on the Executive with respect thereto, determined by applying the tax rates set forth below.

(B)	"Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code.

(C)

"Reduced Amount" shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Covered Payments without causing any Covered Payment to be subject to the excise tax under Section 4999 of the Code or any similar tax.

(ii) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be reduced as described herein:

(A)

such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

(B)	the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(iii) Calculation of Present Value. For purposes of determining the amount of any reduction, the Executive shall be deemed to pay:

(A)	Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Effective Date occurs, and

(B)

any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Effective Date occurs, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

(iv) Except as set forth in the next sentence, all determinations to be made under this Section 7(e) shall be made by the Accountants, which Accountants shall provide its determinations and any supporting calculations to the Company and the Executive no later than ten (10) days prior to the Effective Date. If determined by the Accountants to be excludible from parachute payments under Section 280G of the Code, the value of the Executive's non-competition covenant under Section 11 of this Agreement or any other such agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both the Executive and the Company, and a portion of the Covered Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. Any such determination by the Accountants shall be binding upon the Company and the Executive.

(v) If the Accountants determine that Covered Payments should be reduced, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.

(vi) While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After-tax Benefit to the Executive would thereby be increased in the manner provided for herein, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountants, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accountants believe has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountants, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7827(f)(2) of the Code.

(vii) All of the fees and expenses of the Accountants in performing the determinations referred to in this Section 7(e) shall be borne solely by the Company.

(viii) Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability must be made by the end of the Executive's taxable year following the Executive's taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of the Executive's taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or resolution of the litigation.

(f) Provisions for Compliance with Code Section 409A. If any right to payment or benefit under this Agreement would be deemed to be a non-exempt deferral subject to Code Section 409A, and such payment or benefit would be distributable based upon a termination of employment, such payment (i) shall be distributable only upon a termination of the Executive that constitutes a Separation from Service (as defined below) and the Date of Termination shall be the date of the Separation from Service and (ii) if the Executive is a “specified employee” (as determined in accordance with procedures adopted by the Board of Directors of the Company or its delegate) and the distribution is required to be delayed for six months to comply with Code Section 409A, such distribution shall occur on the first day of the seventh month after such Separation from Service (or upon the Executive’s death, if earlier). In the case of any delay in payment, interest shall be credited on the unpaid amount at a rate equal to the short-term applicable federal rate (with semiannual compounding) established by the Internal Revenue Service under Code Section 1274(b)(2)(B) and in effect at the date the amount would have been paid but for the delay hereunder. Any delay in payment hereunder shall not cause a corresponding delay in the timing of any other payment that is not specifically subject to the six-month delay rule of Code Section 409A. A Separation from Service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Executive will perform after that date (whether as an employee or independent contractor of the Company or an affiliate) will permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. An Executive shall be considered to continue employment and to not have a Separation from Service while on a leave of absence if the leave does not exceed 6 consecutive months (29 months for a disability leave of absence) or, if longer, so long as the Executive retains a right to reemployment with the Company or an affiliate under an applicable statute or by contract. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Executive to be unable to perform the duties of his job or a substantially similar job. Continued services solely as a director of the Company or an affiliate shall not prevent a Separation from Service from occurring. This Agreement shall be interpreted and applied in a manner as to comply with Code Section 409A. However, the Company shall not be responsible for any taxes due for payments under this Agreement for any reason including failure to comply with Code Section 409A.

8. Nonexclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

9. No Mitigation or Offset. The Executive shall have no obligation to seek other employment and, except as expressly provided in Sections 7(c)(iii), there shall be no offset against amounts due to the Executive under this Agreement on account of any remuneration attributable to subsequent employment that he may obtain. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, including, without limitation, any claim arising due to the Executive's violation of his covenants under Section 11(a) and (b)(i) hereof. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and the Executive shall be entitled to receive only his Earned Salary and the Accrued Obligations which he would have been entitled to receive upon a Voluntary Termination.

10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that if the Executive shall not prevail as to any material issue as to the validity, enforceability or interpretation of any provision of this Agreement, the Executive shall reimburse the Company for such amounts paid by the Company for the Executive’s legal expenses, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, attributable to the litigation of such material issue by the Executive.

11. Non-Competition; Confidential Information; Company Property.

(a) Non-Competition. For a period of two years following termination of employment, the Executive will not, acting alone or in conjunction with others, directly or indirectly (i) compete with the Business of the Company by performing activities that are the same as or similar to those in which he has been directly engaged on behalf of the Company or any of its affiliates during the last two years prior to such termination in the Restricted Territory; (ii) induce any customers of the Company or any of its affiliates with whom the Executive has had direct contacts or relationships during and within the scope of his employment with the Company to curtail or cancel their business with the Company or any such affiliate; (iii) induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment with the Company or any of its affiliates; or (iv) solicit or assist any third party in the solicitation of any person who during the 12 months prior to such solicitation was an employee of the Company or any of its affiliates. The provisions of subparagraphs (i), (ii), (iii), and (iv) above shall be separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on a securities exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this Section 11(a).

(b) Confidentiality.

(i) Non-Disclosure. The Executive agrees that during the Employment Period and following termination of the Executive’s employment for any reason, the Executive will not directly or indirectly use, copy, disclose, publish or otherwise distribute to any other person or entity any Confidential Information or Trade Secrets (other than in the performance of the Executive’s duties for the Company). While employed by the Company, the Executive shall take all reasonable efforts to protect and maintain the confidentiality of Confidential Information and Trade Secrets of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to or will be used in any way to prevent Executive from providing truthful testimony under oath in a judicial or administrative proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law. The Executive further understands nothing in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission (‘Government Agencies”). Nothing in this Agreement limits the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by the Government Agency, including providing documents or information without notice to the Company. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency.

(ii) Exception for Disclosure of Trade Secrets in Certain Circumstances. Notwithstanding anything herein to the contrary, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive files a lawsuit for retaliation for reporting a suspected violation of law, the Executive may disclose the Trade Secret to his attorney and use the Trade Secret information in the court proceeding, as long as the Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

(iii) Definitions.

(A) For purposes of Section 11(a), “Business of the Company” means the following areas of the Company’s business which are selected below, which the Executive acknowledges are areas of the Company’s business in which the Executive has responsibilities:

(check as applicable)

___ Natural Gas Distribution: Consists of New Jersey Natural Gas Company, a natural gas utility company that provides regulated retail natural gas service to residential and commercial customers in central and northern New Jersey and participates in the off-system sales and capacity release markets.

___ Energy Services: Maintains and transacts around a portfolio of physical assets consisting of natural gas storage and transportation contracts and also provides wholesale energy management services to other energy companies and natural gas producers in market areas including states from the Gulf Coast and Mid-continent regions to the Appalachian and Northeast regions, the West Coast and Canada.

___ Clean Energy Ventures: Investor, owner, and operator in the renewable energy sector, including, but not limited to, investments in residential and commercial rooftop and ground mount solar systems.

___ Midstream Assets: Includes investments in natural gas transportation and storage assets and is comprised of the following: Steckman Ridge, which is a partnership that owns and operates a 17.7 Bcf natural gas storage facility, with up to 12 Bcf working capacity, in western Pennsylvania that is 50 percent owned by a Company Subsidiary; Leaf River Energy Center, a natural gas storage facility located in southeastern Mississippi with a combined working natural gas storage capacity of 32.2 million dekatherms; a 20 percent ownership interest in the proposed PennEast Pipeline, a 118-mile pipeline designed to bring natural gas produced in the Marcellus Shale region to homes and businesses in Pennsylvania and New Jersey; and Adelphia Gateway, which upon closing of the proposed acquisition of the membership interests of Interstate Energy Company, LLC, will operate an 84-mile pipeline in southeastern Pennsylvania.

___ Home Services: Consists of NJR Home Services Company, which provides Heating, Ventilating, and Air Conditioning (HVAC) service, sales and installation of appliances, as well as installation of solar equipment.

(B) For purposes of this Agreement, “Confidential Information” means proprietary or confidential data, information, documents, or materials (in oral, written, electronic or other forms) that belongs to or pertains to the Company and which was disclosed to the Executive or which the Executive became aware of as a consequence of the Executive’s relationship with the Company, which is of tangible or intangible value to the Company, and the details of which are not generally known to the competitors of the Company or otherwise publicly available. Confidential Information shall include (but is not limited to): (i) the Company’s customers, their purchasing histories, and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers and the technical specifications of those contracts, (ii) the terms and conditions upon which the Company employs employees and independent contractors, (iii) marketing and/or business plans and strategies, and (iv) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company. However, Confidential Information shall not include information: (x) that has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Executive without authorization from the Company; (y) that has been independently developed and disclosed by others, or (z) that has otherwise entered the public domain through lawful means. Confidential Information also does not include information related to any claim of sexual harassment or sexual assault and nothing in this Agreement restricts the disclosure of such information. Nothing in this Agreement shall prohibit, prevent or restrict the Executive from reporting any allegations of unlawful conduct to federal, state or local officials or to an attorney retained by the Executive.

(C) For purposes of Section 11(a), “Restricted Territory” means the following areas, to the extent such areas have been identified as applicable to the definition of the “Business of NJR” above:

Natural Gas Distribution: The State of New Jersey and for those employees engaged in or supervising off system sales, the States of New Jersey, New York and Pennsylvania.

Energy Services: The Continental United States and within a 100 mile radius of the Dawn Storage Hub in Canada.

Clean Energy Ventures: The State of New Jersey.

Midstream Assets: The States of New Jersey, New York, Connecticut, Pennsylvania, Virginia, West Virginia, Mississippi, Alabama, Louisiana and Texas.

Home Services: The State of New Jersey.

(D) For purposes of this Agreement, “Trade Secret” means a trade secret of the Company as defined by applicable law.

(c) Return of Company Property. Except as expressly provided herein, within seven (7) business days following the Executive’s termination of employment, or at any time upon request of the Company, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive’s possession or under his control, except that the Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence.

(d) Specific Performance; Remedies. The Executive acknowledges and agrees that the covenants and obligations of the Executive contained within Sections 11(a) and 11(b) hereof relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained in Sections 11(a) and 11(b). These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

(e) Acknowledgement. The Executive hereby acknowledges and agrees that the restrictions contained in Sections 11(a) and 11(b) hereof are reasonable as to duration, scope of activity, and geographic area, given the Company’s need to protect the Company’s legitimate business interests in its business relationships and goodwill, customer relationships, and Trade Secrets and Confidential Information – all of which have been developed at great time and expense to the Company. The Executive hereby acknowledges and represents that the Executive has substantial experience and knowledge such that the Executive can readily obtain subsequent employment which does not violate this Agreement and that the terms of this Agreement do not pose an undue hardship on the Executive and are not against the public interest.

12. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Miscellaneous.

(a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applied without reference to principles of conflict of laws.

(b) Arbitration. Except to the extent provided in Section 11(b)(i), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Newark, New Jersey and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association (or such other voluntary arbitration rules applicable to employment contract disputes) in effect at the time of the arbitration, supplemented, as necessary, by those principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

(c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives and, with regard to payments and benefits subject to Code Section 409A, shall only be amended in a manner that complies with Code Section 409A.

(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the home address of the Executive noted on the records of the Company.

If to the Company:	New Jersey Resources Corporation 1415 Wyckoff Road Wall, New Jersey 07719 Attn.: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 11(a) or (b)(i) are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

(h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

NEW JERSEY RESOURCES CORPORATION

By:	[_________________]
Title:	[_________________]

[Name of Executive]